Conference Call Script
2nd Quarter 2026 Results
Tuesday, July 21, 2026
11:00 a.m. local time

Facilitator:

Good morning, and welcome to the Peoples Bancorp Inc. conference call. My name is Mick, and I will be your conference facilitator. Today's call will cover a discussion of the results of operations for the three and six months ended June 30, 2026. (Operator Instructions). After the speakers' remarks, there will be a question-and-answer period. (Operator Instructions). This call is also being recorded. If you object to the recording, please disconnect at this time.

Please be advised that the commentary in this call will contain projections or other forward-looking statements regarding Peoples' future financial performance or future events. These statements are based on management's current expectations. The statements in this call, which are not historical fact, are forward-looking statements, and involve a number of risks and uncertainties detailed in the Peoples' Securities and Exchange Commission filings. Management believes the forward-looking statements made during this call are based on reasonable assumptions within the bounds of their knowledge of Peoples' business and operations. However, it is possible actual results may differ materially from these forward-looking statements. Peoples disclaims any responsibility to update these forward-looking statements after this call, except as may be required by applicable legal requirements.

Peoples' second quarter 2026 earnings release and earnings conference call presentation were issued this morning, and are available at peoplesbancorp.com under Investor Relations. A reconciliation of the non-Generally Accepted Accounting Principles, or GAAP, financial measures discussed during this call to the most directly comparable GAAP measures, is included at the end of the earnings release.

This call will include about 15-20 minutes of prepared commentary, followed by a question-and-answer period, which I will facilitate. An archived webcast of this call will be available on the peoplesbancorp.com in the Investor Relations section for 1 year.

Participants in the call today will be Tyler Wilcox, President and Chief Executive Officer, and Katie Bailey, Chief Financial Officer and Treasurer, and each will be available for questions following opening statements.

Mr. Wilcox, you may begin your conference.

Tyler Wilcox:

Thank you, Nick. Good morning, everyone, and thank you for joining our call today.

Earlier, we reported diluted earnings per share of $0.78 for the second quarter. When adjusted for one-time items, our diluted EPS for the quarter was $0.96, which exceeded consensus analyst estimates of $0.85. These one-time items included an $8.2 million loss, which reduced diluted EPS by $0.18, related to the strategic sale of investment securities from our portfolio in preparation for the Citizens merger and our current strategic objective to remain below $10 billion in assets. We also recorded acquisition-related expenses of $410,000 during the second quarter which reduced our diluted EPS by $0.01. We recently purchased an energy tax credit, lowering our income tax expense by $480,000 in the second quarter and positively impacting diluted EPS by $0.01.

We have several highlights for the second quarter, as many of our performance metrics improved compared to the linked quarter. Our net interest income increased 3 percent, while our net interest margin expanded 7 basis points. Fee-based income grew over $340,000. Provision for credit losses declined 51 percent. The efficiency ratio improved to 58.3 percent compared to 58.6 percent. Our loans grew $51 million, or 3 percent annualized. Non-interest-bearing deposits grew $7 million, or 2 percent annualized. Our tangible equity to tangible assets ratio increased 34 basis points to 9.25 percent.

Book value per share increased to $34.41 from $33.85, a 7 percent annualized growth rate. Our tangible book value per share improved at an 11 percent annualized rate to $23.56 from $22.95, and all of our regulatory capital ratios improved.

Our provision for credit losses totalled $4.7 million for the second quarter, a decline of $5 million, or 51 percent, compared to the first quarter. Our allowance for credit losses declined to 1.14 percent of total loans from 1.16 percent at March 31. Our lower provision for credit losses for the quarter was driven by a reduction in net charge-offs, coupled with the stabilization of macroeconomic conditions used within our model. Our annualized quarterly net charge-off rate improved to 31 basis points, compared to 40 basis points for the linked quarter. Our indirect consumer loan net charge-offs increased $751,000, which was driven by lower charge-offs and improved recoveries.

We continued to see declines in our small-ticket lease charge-offs, which were $3.4 million compared to $3.8 million for the first quarter. These charge-offs contributed 20 basis points to the annualized net charge-off rate for the second quarter. We have significantly reduced our position in high-balance accounts, which totalled $7.2 million at June 30th, and we have limited residual risk remaining within this segment of the small-ticket leasing portfolio. For additional details on our small-ticket leasing business, please refer to the accompanying slides.

Our non-performing loans increased slightly and were 0.6 percent of total loans at quarter end. Criticized loans grew $50 million compared to March 31, comprising 4.01 percent of total loans at quarter end, while classified loans declined $1 million. The increase in criticized loans was mostly related to two commercial credits, one of which was acquired. We do not currently expect any charge-offs to arise from these relationships. As a reminder, our first quarter criticized loans as a percent of total loans was 3.3 percent, which was lower than our typical historical run rate of around 4 percent.

Our delinquency levels improved, as 99.1 percent of our loan portfolio was considered current at June 30th, compared to 98.9 percent at the linked quarter end.

Moving on to loan balances, we generated loan growth of $51 million or 3 percent annualized. Commercial and industrial loans contributed $43 million of growth, followed by increases in premium finance loans of $37 million, construction loans of $25 million, and home equity lines of credit of $13 million. Overall, our lease balances grew with our mid-ticket leasing business adding over $15 million in balances, partially offset by declines in our small-ticket leasing portfolio. At the same time, our other commercial real estate loan balances declined $58 million as we experienced the elevated first-half payoffs we had anticipated.

I will now turn the call over to Katie for a discussion of our financial performance.

Katie Bailey:

Thanks, Tyler.

For the second quarter, we saw improvement in our net interest income, which grew $2.3 million, while our net interest margin expanded 7 basis points. A reduction in our deposit costs benefitted both net interest income and margin for the second quarter. Accretion income totaled $1.2 million, compared to $1.3 million for the first quarter, contributing 5 basis points and 6 basis points to net interest margin, respectively. For the first six months of 2026, net interest income improved $10.3 million, or 6 percent, while net interest margin expanded 6 basis points. Our deposit cost discipline, along with higher interest income, contributed to the increase.

Accretion income totalled $2.4 million compared to $6.1 million for 2025, contributing 6 basis points and 15 basis points to net interest margin, respectively.

As far as our balance sheet structure, at this time we are positioned to benefit more from a rising rate environment. A falling rate environment would cause a nominal reduction in our net interest income. However, rate uncertainty validates our relatively neutral position.

As it relates to our fee-based income, we had growth of over $340,000 compared to the linked quarter. We had improvements in the majority of our fee-based income lines which more than offset the decline in insurance income driven by the annual performance-based insurance commission received in the first quarter of each year.

For the first six months of 2026, fee-based income grew $3 million, mostly due to higher lease income and trust and investment income. Our non-interest expenses were up 2 percent compared to the linked quarter, which included $410,000 of acquisition-related expenses, the majority of which contributed to the increase in professional fees.

For the first six months of 2026, non-interest expenses were up 2 percent. The growth was driven by higher operating lease expense, which corresponds to our fee-based lease income, as well as salaries and employee benefits costs and data processing and software expense.

For the first half of 2026, we have recorded $426,000 of acquisition-related expenses.

Our reported efficiency ratio was 58.3 percent for the second quarter and 58.6 percent for the linked quarter. The improvement in our efficiency ratio was driven by higher revenue compared to the first quarter. For the first six months of 2026, our reported efficiency ratio was 58.4 percent compared to 60 percent for the prior year and was also driven by higher revenue.

Looking at our balance sheet at quarter end, our loan-to-deposit ratio increased to 91.5 percent compared to 88.5 percent at March 31, as we had loan growth for the second quarter coupled with a reduction in deposits.
Our investment portfolio as a percent of total assets declined to 19.1 percent at June 30 compared to 20.3 percent at the linked quarter end. The decline was driven by the sale of approximately $135 million of available-for-sale investment securities, resulting in a loss of $8.2 million for the second quarter. These sales were part of our current plan to stay below $10 billion in total assets and restructure our portfolio in conjunction with the pending Citizens merger.

Our core deposit balances, which exclude brokered CDs, declined $155 million compared to March 31. As expected, we had seasonal decreases in our governmental deposits, which were down $87 million. We also had reductions in our interest-bearing demand accounts of $17 million.

During the second quarter, we also had reductions of $92 million in retail CDs, however, we improved our deposit costs by six basis points compared to the linked quarter. These declines were partially offset by an increase of $37 million in money markets and $7 million in non-interest-bearing deposits.

Our demand deposits as a percent of total deposits grew to 36 percent at June 30, compared to 35 percent at the linked quarter end. Our non-interest-bearing deposits to total deposits ratio was flat at 21 percent for both June 30 and March 31.

As it relates to our capital levels, all of our regulatory capital ratios improved compared to the linked quarter end as earnings outpaced dividends.

I will turn the call back over to Tyler for his closing comments.

Tyler Wilcox:

Thank you, Katie.

We continue to make progress with the pending Citizens merger and are excited about the opportunity to bring our associates together. We have spent a considerable amount of time within the footprint interacting with associates and hosting meetings to discuss our future. We are coordinating processes between teams, both on the front lines and operationally, to ensure a seamless transition. We are awaiting regulatory and Citizens shareholder approvals for the merger, but are anticipating a close date of early in the fourth quarter of 2026. As with recent bank acquisitions, the core system conversion will be at a later date, which we are targeting to take place early in the second quarter of 2027. At the same time, we will continue to be opportunistic about other potential acquisitions.

Moving on to our performance expectations for the full year of 2026, excluding the impact of non-core expenses and the planned merger, we expect to achieve positive operating leverage for 2026 compared to 2025; we anticipate our net interest margin will be between 4.1 percent and 4.3 percent for the full year of 2026; a 25 basis point increase in rates from the Federal Reserve is expected to result in a 6 to 8 basis point improvement in our net interest margin for the full year; we believe our quarterly fee-based income will range between $28 million and $30 million; we expect quarterly total non-interest expense to be between $73 million and $75 million for the two remaining quarters of 2026; we believe our loan growth will come in towards the low end of our guided range of 3 percent to 5 percent due to the continued movement of paydowns from late 2025 to 2026; we anticipate a slight reduction in our net charge-offs for 2026 compared to 2025, which we expect to continue to positively impact provision for credit losses, excluding any changes in the economic forecasts.

For the remainder of the year, we will focus on the integration of the Citizens merger, along with continuing to develop our core business while closely monitoring our total asset levels in relation to the $10 billion threshold.

As we mentioned before, we continue to have diverse and potentially fruitful conversations with other institutions. Our lines of business work together to deliver a client experience unlike many institutions, and we see opportunities arise because of our unique market offerings.

For the clients and associates of Citizens, we are excited to share our deep bench of experienced professionals who will bring access to our vast array of products and services.

This concludes our commentary, and we will open the call for questions. Once again, this is Tyler Wilcox, and joining me for the Q&A session is Katie Bailey, our Chief Financial Officer. I will now turn the call back into the hands of our call facilitator. Thank you.

Questions and Answers

Operator:
We will now begin the question-and-answer session. (Operator Instructions). Our first question for today will come from Jeff Rulis with DA Davidson. Please go ahead.

Ryan Payne:
Good morning. This is Ryan Payne on for Jeff Rulis today. Starting on the margin, does that 410 to 430 for the full year bake in any rate move expectations?

Katie Bailey:
It does not. It's a relatively stable rate environment.

Ryan Payne:
Got it. Okay. Maybe bigger picture, what would have to happen for the margin to end the year at the higher end of that range?

Katie Bailey:
I think the aggressiveness by which we continue to reprice our CDs and the ability to maintain a sizable deposit book and the non-interest bearing or the interest bearing account, I think that'll be heavily influencing, as you saw the outcome in this quarter in the margin. So I think that'll have a heavy influence in the margin going forward.

Ryan Payne:
Understood. On things going off on deposits there, some seasonality, it sounds like. But how would you describe the competitive environment for funding now? Would you expect increased rates to maintain or grow deposits this year?

Katie Bailey:
I would say that a deposit competition remains relatively stable. I think it's competitive. But it's not increasingly so relative to what we've been seeing the last few months.

I think we will continue to evaluate the term of rate increases. I don't know that the rack rates on the shorter term products will move significantly, but I think with rate expectations as they are and as they evolve over time, we'll continue to evaluate the term at which we're raising rates.

Ryan Payne:
Okay. Thanks. That's all for me.

Tyler Wilcox:
Thank you.

Operator:
The next question will come from Brendan Nosal with Hovde Group. Please go ahead.

Ynyra Bohan:
Hi. This is Ynyra on for Brendan. The first question, kind of looping back to the NIM and looking on Slide 15, we can see you increased your sensitivity to a plus 25 increase with the Fed funds from 3 to 4 basis points previously to 6 to 8 basis points currently. Can you just unpack that change a bit and dig into the drivers behind that?

Katie Bailey:
I just want to be clear. The projection or the guidance of 410 to 430 is a steady rate environment. It does not include an increase or a decrease in rates.

What we have been doing in the past couple quarters is quantifying if rates do go down by 25 basis points or if the Fed moves by 25 basis points, we've been quantifying what that would do on an annual basis to our margin. And given when we were drafting this, the expectation was more likely for a rate increase than a rate cut, we quantified the upside potential of a 25 basis point increase. That's not baked into that 410 to 430. That's just articulating what the benefit would be if that situation unfolds.

And so I think it's largely the—we have over 50 percent of our loan portfolio is variable rates so I think that's influencing the benefit on the upside, and given our deposit costs, as you can see in the release and in the presentation, there's not as much room to go down in that avenue as there is to go up on the variable rate loan.

Ynyra Bohan:
Thank you. And just one follow-up. Looping into credit, in your opening remarks you talked about those two commercial credits. Is there any other color that you can provide on them?

Tyler Wilcox:
Sure. This is Tyler. A couple thoughts. Two completely different credits, first of all. So no commonality between them. One is a larger multifamily project that is in footprint somewhat anchored to a related kind of large economic project that is somewhat delayed, but we believe will continue. So hence the comment that we don't expect any kind of losses over the long term in that project.

The other is in vehicle floor plan finance that we expect to be fully paid off by the end of the year. So again, no losses expected and no pattern there. Just kind of a reversion to the mean is what I would say with respect to the criticized and our kind of historical averages.

Ynyra Bohan:
Perfect. Thank you. That's all my questions.

Tyler Wilcox:
Thank you.

Katie Bailey:
Thank you.

Operator:
The next question will come from Daniel Tamayo with Raymond James. Please go ahead.

Tim DeLacey:
Hey, good morning, Tyler. Good morning, Katie. This is Tim DeLacey for Danny. Hope you're doing well.

Tyler Wilcox:
Good morning, Tim. Good to hear from you.

Katie Bailey:
Hey, Tim.

Tim DeLacey:
Hey, you as well. Just starting off on loan growth here, loan growth is obviously impacted by the CRE paydown activity, but otherwise growth is pretty good outside of that. So just curious if you can help us think about the expectations you guys have for payoff activity in the back half of the year and maybe how loan pipelines are shaping up.

Tyler Wilcox:
Sure thing. Thanks for the question. A couple of thoughts on the expected paydowns.
We guided last quarter that we expected about $480 million in payoffs for the full year and estimated that we would come in at about two-thirds to three-quarters of that in the first half. Where we came out was about $300 million in the first half. We still expect the full year to fall somewhere around that original estimate, so call it anywhere from $150 million to $200 million for the remainder of the year so that certainly is a bit of a headwind. And then you combine that a little bit with a good, I would say, robust pipeline that's competing with that and a little bit of a remixing over the last multiple quarters into the C&I business away from the CRE business because of the increased paydowns in CRE is where we land there at that lower end of the guide because the payoffs and amortization.

Then the final factor I would add would be that in the consumer lending, we're seeing kind of muted demand so we expect kind of indirect auto to be largely flat throughout the year and not experience growth as well.
Those would be the kind of puts and takes factors that are getting us out there with respect to the loan growth.

Tim DeLacey:
I appreciate all that color, Tyler.

Katie, maybe one for you, just a point of clarification on the prepositioning during the quarter. Hoping you can help us out, tell us when those securities were sold during the quarter and kind of what the yields were on the securities that were sold.

Katie Bailey:
Yes, they were sold in early May and the yields were about 275.

Tim DeLacey:
Okay, I appreciate that.

Then Tyler, maybe one last one for you. As you've gotten deeper here into integration planning with Citizens, just curious if there are any aspects of the franchise that stood out to you or any incremental areas where you believe might see Peoples kind of enhance the franchise further since we last spoke in April.

Tyler Wilcox:
Yes. Since we last spoke the story is really it is what we thought it was and that's why we're very excited about adding it. The strong deposit base, good loyal clients and communities that we do well in, and an opportunity. We've added, for example, some wealth management professional capabilities in those markets and are already seeing some benefits there. We are very strong in insurance in eastern Kentucky and bringing to bear those introductions to our clients and kind of the beginnings of the cross-pollination that will take place over the coming months and years. So we’re very excited about those two core businesses of ours, particularly the investments and insurance and the opportunity to provide those to the Citizens clients. Everything is according to plan.

I will note, just since you asked about Citizens and a couple of the early reaction notes I think commented that the expected closing was delayed. We don't view it as delayed and if we gave that impression, I just wanted to clear that up. I think we had guided second half in last quarter's call, and we are still right on schedule. Everything, of course, is pending regulatory approval and shareholder approval. But we believe we're right on track with where we expect it to be.

Tim DeLacey:
OK, terrific. Well, thanks for that point of clarification and color there, Tyler. I'll step back now.

Tyler Wilcox:
Thank you.

Operator:
The next question will come from Tim Switzer with KBW. Please go ahead.

Tim Switzer:
Hey, good morning. Thank you for taking my questions.

Tyler Wilcox:
Good morning.

Katie Bailey:
Morning, Tim.

Tim Switzer:
I have a follow-up on the balance sheet restructuring. I think you guys previously talked about selling about $560 million of balances, including the Citizens' portfolio. Should we expect more sales to occur before the deal closes? And if it's after the deal closes, what's the timing we should expect for that?

Katie Bailey:
Just as a reminder, about half of that was the sale of what we would be acquiring from Citizens in their investment portfolio, and then about half of it was selling some of our portfolio. And you've seen us sell about half of our contribution of that. We would anticipate selling the Citizens' portion as close to close as possible. We will continue to evaluate the sale of the remaining component of our portfolio. We may do something in the third, but it likely wouldn't be until the fourth. It'll all just be dependent on where we are from an asset size and where the rate environment is at the time.

Tim Switzer:
Okay. Do you still see a way for that to be accretive to NII by pairing it with the offloading of, I assume, brokered deposits, kind of like what we saw this quarter?

Katie Bailey:
Yes, I think that's right. And an overnight position as well, once brokered is completely eliminated or reduced.

Tim Switzer:
Okay, that's helpful. And putting Citizens aside for a minute, how do we see the trajectory of the margin over the rest of this year and early 2027? Assuming there's no rate movements at all, do you think you can continue to squeeze out a little bit of margin improvement going forward?

Katie Bailey:
Yes, I think there continues to be some mix shift in the deposit portfolio, so I think there's upward potential.

Tyler Wilcox:
The only thing I would add that adds some potential upside as well is we've been decreasing the small ticket leasing portfolio and we expect kind of in early 2027 for that to begin to turn around and see growth there and higher yielding assets there have the potential to impact NIM as well.

Tim Switzer:
Okay, okay. How do you see the rate environment, especially with the rates moving higher over the last few month? How do you see that impacting the credit performance of the leasing portfolio?

Tyler Wilcox:
I think it depends. I think more impact potentially is we've weathered, I would say we've weathered the tariff kind of questions. We've seemed to have weathered the kind of fuel price increases, which this portfolio specifically is a little bit more small business oriented. Recall that these are fixed rate leases in this business but the term is also not incredibly long. So we think there's limited credit risk there overall.
Depending on—I don't think a quarter or a couple of rate increases will be a meaningful change. Recall that that portfolio is already kind of at a gross origination yield of between 18 and 20 percent, so they're not particularly rate sensitive, given the originations being where they are.

Tim Switzer:
Okay, got it. That's super helpful. Thank you, guys.

Tyler Wilcox:
Thank you.

Katie Bailey:
Thanks, Tim.

Operator:
The next question will come from Nathan Race with Piper Sandler. Please go ahead.

Adam Kroll:
Hey, this is Adam Kroll on for Nate. Good morning, Tyler and Katie and thanks for my questions.

Tyler Wilcox:
Good morning. No problem.

Adam Kroll:
Maybe a question for Katie. Just going back to the margin, I think last quarter's call, you mentioned an additional 15 to 20 basis points opportunity still and potential NIM expansion for 2027 post the security sale and borrowings pay down. So I guess is that still the right way to think about it for 2027? Just any additional color there.

Katie Bailey:
Yes, I think so. That was in conjunction with the Citizens acquisition, I think, collectively, which was inclusive of the securities trade that we've been talking about. We just pre-emptively did a portion of our sale in the second quarter. But yes, that's still accurate.

Adam Kroll:
Got it. Could you remind us what you have in terms of fixed rate loans that would be set to reprice higher over the next 12 months or so?

Katie Bailey:
Our fixed rate book is about 46, 48 percent of the portfolio. On an average, I think average life three to five years.

Adam Kroll:
Okay, maybe moving to the charge-off guide for a slight reduction for ‘26. I was wondering if you could quantify this slight reduction guide a bit further. Is the expectation that charge offs remain around this 30 to 40 basis point range for the back half of the year?

Tyler Wilcox:
Yeah, I think slight may be a little bit understating it at this point. We were pleased with moving to kind of an annualized rate of 31 basis points. I think you'll see consistency. We talked for a while about the major component of that being the small ticket leasing and that is 20 basis points of our 31 for this quarter. We talked about, for the last year, kind of the plateau in the second half, kind of coming down and we still expect that, and maybe are seeing that happen a little bit earlier than we had expected, which is a good sign. I think when you compare us year over year, we expect this trend to continue for the remainder of the year.
Continued strength in the commercial, which doesn't really have much charge off to speak of. You saw consumer come down because the first quarter is generally, historically, our larger charge off quarter in that space. And small ticket leasing continues to decline, so we are optimistic.

Adam Kroll:
Got it. Thanks for that, Tyler. On Northstar, I was wondering if you had the contribution, the charge off contribution from the high balance accounts during the quarter?

Tyler Wilcox:
High balance accounts, specifically, if you give me one sec to shuffle some papers, I can get that for you.
First of all, the high balance accounts at this point comprise about 7 percent of the total portfolio. And so their contribution to the losses was about $1.3 million, $1.4 million of the $9 million in charge-offs or so—excuse me, of the year to date charge-offs. Not quarterly charge-offs.

Adam Kroll:
Okay. Got it. Thanks for taking my question.

Tyler Wilcox:
Thank you.

Operator:
The next question will come from Daniel Cardenas with the Brean Capital. Please go ahead.

Daniel Cardenas:
Good morning, guys.

Tyler Wilcox:
Morning, Dan.

Katie Bailey:
Hey, Dan.

Daniel Cardenas:
Thanks for all the color so far on the margin and all the moving pieces. It sounds like deposit competition is still relatively sane and maybe kind of stable-ish. But can you provide some color on the lending side?

What's competition for the better quality loans looking like? Would you say that the market is still—or competition is still rational coming here into 3Q?

Tyler Wilcox:
Thanks, Dan. I would say it's largely rational. I would say there is a small element of the pressure on balances, particularly in the commercial real estate space of increased competition. As we've said on this call before, we are not inclined to chase stupid and will be happy to trade slightly lower balances for sticking to our knitting on pricing.

But it is competitive for quality assets. We're not seeing the lemmings going over the cliff to any degree, just to be very clear. But we are scrutinizing deals that we want, being competitive where we are. There are also maybe a bit fewer projects in general out there, but again, not any major trends that I would identify at this point. I don't know if that helps.

Daniel Cardenas:
Very helpful, thank you. Then just looking at your margin here for the quarter and accretion was about 5 basis points contribution to the margin. Absent Citizens, is the expectation that yield accretion continues to give you about 5 basis points for the next couple of quarters?

Katie Bailey:
I think it starts to come down a basis point a quarter, roughly. I mean, it's stable to down a basis point, I would say. But it's in the range of 5 basis points, yes.

Daniel Cardenas:
Okay. All right. All my other questions have been asked and answered. Thank you, guys.

Tyler Wilcox:
Thanks, Dan.

Operator:
Again, if you have a question, please press star and then one.

The next question will come from Matthew Breese with Stephens Inc. Please go ahead.

Matthew Breese:
Hey, good morning.

Tyler Wilcox:
Good morning.

Matthew Breese:
First for me, and this topic has been talked about a couple of times, but Katie, just curious. What was the spot cost of deposits and the spot NIM at the end of the quarter? And I guess I'm curious; I'm going to ask it a different way. How do you feel about your ability to maintain or further lower deposit costs from here? Is that realistic?

Katie Bailey:
I think it is. I think we were right around the 420 range for the spot at the end of June. There is some nuance in each month, as you might expect, but I do think maybe not as much expansion per quarter. But I think there continues to be some room to reprice some of our CDs downward as we proceed through the year.

Matthew Breese:
Okay. So we're not done yet on deposit costs?

Katie Bailey:
I don't think so.

Matthew Breese:
And then, Tyler, you had mentioned some of the dynamics within commercial real estate. Do you think—that portfolio has been down for three quarters in a row. Do you think we can start to see some commercial real estate balance stabilization by the end of the year? And what is your expectation on when you might be able to show some growth there?

Tyler Wilcox:
First of all, I don't mind, as I mentioned earlier, I don't mind our kind of mix shift towards C&I. As you're aware, we've kind of been proud of our kind of ability to be selective in the commercial real estate space and our lower portion of CRE to risk-based capital that I think is now around 178 percent. So that's kind of been a strategic goal.

The pipeline is strong in that area. Recall part of what is driving these payoff pressures is largely two things. One, earlier sales of many of these properties, so it shows there's still high demand in the space. And then two, kind of the permanent market refinancing opportunities.

But as I look at our pipeline and as we evaluate that, we do think there is still strong demand. I could see us, you know, going into the 2027 with stabilized to potentially increasing over the coming year. But I am very comfortable with where we are at and where that mix shift is and it gives us the ability to be very competitive and price right and select the deals that make the most sense for our credit philosophy, which is to be highly selective.

Matthew Breese:
Got it. Okay. Last one for me is obviously there's a lot on your plate with the upcoming deal close. But given the balance sheet size dynamics, I would imagine that you remain engaged in additional M&A conversations. Would just love to hear about how those conversations are going and whether or not you see opportunity on that front in kind of the near to medium term. Thank you.

Tyler Wilcox:
Absolutely. Thank you. One, we remain ready, willing and able to do additional deals and we feel very comfortable. I'm not announcing an announcement, but just to say we would be very comfortable in making an announcement should something materialize that we find strategically compelling.

Engaged in a lot of discussions and I hope they are fruitful. And I believe that there are counterparties out there that are interested in the story and in the upside of a better future together and we continue to engage in those conversations and hope that some of them will bear some fruit here.

In the meantime, we're—as we have for, call it three years-plus now—exercising strategic patience and focusing on executing in the core, which I think this quarter really demonstrates as this year as a whole. We are ready to go and optimistic.

Matthew Breese:
I'll leave it there. Thank you so much.

Operator:
At this time, there are no further questions. Sir, do you have any closing remarks?

Tyler Wilcox:
Yes, I want to thank everybody for joining our call this morning. Please remember that our earnings release and a webcast of this call, including our earnings conference call presentation, will be archived at peoplesbankcorp.com under the Investor Relations section.

Thank you for your time and have a great day.

Operator:
The conference is now concluded. Thank you for attending today's presentation. You may now disconnect.